UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 23, 2011
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On February 23, 2011, TOR Minerals International, Inc. (the "Company") announced its financial results for the its financial results for the fourth quarter and year ended December 31, 2010.

Highlights for the fourth quarter and 2010 included:

•         2010 record net income: $2.3 million versus 2009 net loss: ($0.2) million

•         2010 EPS: $0.83 versus 2009 net loss per share: ($0.10)

•         2010 revenue increased 28% year over year to $31.0 million

•         4Q10 EPS: $0.35 versus 4Q09 EPS: $0.08

•         4Q10 revenue increased 36% year over year to $8.7 million

For the fourth quarter ended December 31, 2010, the Company reported net income available to common shareholders of $1,006,000, or $0.35 per diluted share, on net sales of $8,689,000.  This compares with a net income available to common shareholders of $143,000, or $0.08 per share, on net sales of $6,395,000 for the quarter ended December 31, 2009.

Net sales for the year ended December 31, 2010, were $31,016,000 compared to $24,193,000 during the year ended December 31, 2009.  The net income available to common shareholders was $2,318,000, or $0.83 per diluted share, for the year ended December 31, 2010 compared to a net loss of $196,000, or ($0.10) per diluted share, for year ended December 31, 2009.

Product Groups	4Q10	4Q09	% Change	2010	2009	% Change
TiO2 Pigments	$ 3,390	$ 2,445	39%	$ 12,595	$ 10,123	24%
Specialty Aluminas	4,227	3,181	33%	14,242	11,096	28%
Other	1,072	769	39%	4,179	2,974	41%
Total	$ 8,689	$ 6,395	36%	$ 31,016	$ 24,193	28%

Net sales increased 36 percent during the fourth quarter of 2010 due to strong increases in all product categories.  During the fourth quarter, sales of titanium dioxide (TiO2) pigments, which include HITOX® and TIOPREM® products, increased 39 percent to $3.4 million benefiting from both increased prices and volumes.  Sales of specialty alumina, which includes ALUPREM®, HALTEX® and OPTILOAD® product groups, grew 33 percent during the fourth quarter of 2010 due to increased demand for existing and new products in Europe and North America.  Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "Clearly our TiO2 pigment business is benefiting from an economic recovery in the paint and plastics markets.  In addition, the tight global supply of titanium dioxide gives us pricing power and is driving new and existing customers to use more of our specialty pigments in their formulation.   At the same time, our business is benefiting from increasing acceptance of new products, specifically TIOPREM and OPTILOAD. Combined with other specialty alumina products, newly introduced products accounted for more than 30 percent of growth during fourth quarter."

During the fourth quarter of 2010, operating income increased to $1,091,000, or 12.6% of sales, compared to operating income of $302,000, or 4.7% of sales, reported during the fourth quarter of 2009.  For the year ended December 31, 2010, the Company reported record operating income of $2,803,000.  Year-over-year and sequential improvements in profitability resulted from increased sales levels and greater operational efficiencies, which were partially offset by increases in raw materials and energy costs. Dr. Karasch said, "Fourth quarter and annual improvements in profitability illustrated the leverage in our business model, as approximately thirty five cents of each incremental sales dollar fell to the bottom line during these periods."

The Company said that sales momentum accelerated during the first six weeks of 2011 and that if this trend continues, it expects to see year-over-year improvement in financial results during the first quarter of 2011.  "As a result of the hard work done to lower our cost structure, improve efficiencies, and diversify our customer, end market, and geographic mix, 2010 net income was the highest in the Company's history.  Looking forward, with continued acceptance of our new products, favorable market conditions, and a lower, more efficient cost structure, we are in a great position to deliver above market growth in revenue and earnings," Dr. Karasch concluded.

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TOR Minerals hosted a conference call at 4:00 p.m. Central Time on February 23, 2011 to further discuss fourth quarter results. The call was simultaneously Webcast, and can be accessed via the News section on the Company's website at www.torminerals.com.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number	Description
99.1	Press Release, dated February 23, 2011, announcing the Company's fourth quarter and year end 2010 earnings results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: March 3, 2011	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer
EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release, dated February 23, 2011, announcing the Company's fourth quarter and year end 2010 earnings results

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